EXHIBIT 99.9

Board of Directors
Symetra  Life Insurance Company
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

Directors:

I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-4 for the Group Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account, Symetra Separate Account C. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.	Symetra Life Insurance Company is a validly existing stock life
	insurance company of the state of Washington.

2.	Symetra  Separate Account C is a separate investment account of
	Symetra Life Insurance Company created and validly existing pursuant to the Washington insurance laws and regulations thereunder.

3.	All of the prescribed corporate procedures for the issuance of
	the Contracts and Certificates have been followed, and, when such Contracts and Certificates are issued in accordance with the prospectus contained in the Registration Statement, all state requirements relating to such Contracts and Certificates will have been complied with.

4.	Upon the acceptance of the purchase payments made by a prospective
	Contractholder or Participant pursuant to a Contract or Certificate issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Contractholder or Participant will have a legally-issued, fully paid, non-assessable Contract or Certificate.

I hereby consent to the use of this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jacqueline M. Veneziani

Jacqueline M. Veneziani
Senior Counsel